Exhibit 4f.2
TRI-PARTY AGREEMENT
     This TRI-PARTY AGREEMENT (this “Instrument”), dated as of October 24, 2006, by and among OHIO CASUALTY CORPORATION , (The“Issuer”), CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America (the “Prior Trustee”) and U. S. BANK TRUST NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).
WITNESSETH
WHEREAS, on May 8, 2003 the Issuer and Prior Trustee executed a Senior Indenture that provided for the authentication, delivery and administration of the Securities.
WHEREAS, the Prior Trustee has been acting as Trustee, Registrar and Paying Agent under the Senior Indenture.
WHEREAS, Section 6.10 of the Senior Indenture provides that the Trustee may at any time resign with respect to one or more or all series of Securities by giving written notice of resignation to the Issuer.
WHEREAS, Section 6.10 of the Senior Indenture further provides that in case the Trustee shall resign, the Issuer may appoint a successor Trustee.
WHEREAS, Section 6.11 of the Senior Indenture provides that the successor Trustee shall be qualified under Section 310(b) of the Trust Indenture Act of 1939 and eligible under provisions of Section 6.09 of the Senior Indenture.
WHEREAS, Section 6.11 of the Senior Indenture further provides that any successor Trustee appointed under the Senior Indenture shall execute, acknowledge and deliver to the Issuer and to the Prior Trustee an instrument accepting such appointment, thereupon the resignation of the Prior Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and responsibilities of the Prior Trustee;
NOW, THEREFORE, pursuant to the Senior Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Senior Indenture):

1.	Pursuant to the terms of the Senior Indenture , the Prior Trustee has notified the Issuer that the Prior Trustee has been resigned as Trustee, Registrar and Paying Agent under the Senior Indenture effective as of November 1, 2006 (the “Effective Date”).

2.	Effective as of the Effective Date, the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title, interest under the Senior Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee, Registrar and Paying Agent under the Senior Indenture, except as set forth in paragraph 19 hereof.

3.	The Prior Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Issuer may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4.	Effective as of the Effective Date, the Trustee hereby resigns as the Trustee, Registrar and Paying Agent and the Issuer appoints the Successor Trustee as successor Trustee, Registrar and Paying Agent under the Senior Indenture; and the Issuer confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee, Registrar and Paying Agent under the Senior Indenture except as set forth in paragraph 19 hereof.

5.	The Issuer agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6.	Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Paying Agent under the Senior Indenture and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee under the Senior Indenture.

7.	The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Sections 6.8 and 6.9 of the Senior Indenture to be appointed successor Trustee and hereby accepts the appointment as successor Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title, interest, capacities, privileges, duties and responsibilities of the Prior Trustee with like effect as if originally named as Trustee under the Senior Indenture.

8.	The Successor Trustee shall cause notice of the resignation, appointment and acceptance effected hereby to be given to the owners of the Securities.

9.	Effective as of the Effective Date, the Successor Trustee shall serve as Trustee, Registrar and Paying Agent as set forth in the Senior Indenture at its principal corporate trust office in New York, NY or such other address as may be specified, where notices and demands to or upon the Issuer in respect of the Securities may be served.

10.	The Prior Trustee hereby represents and warrants to the Successor Trustee that:
a)	To the best of its knowledge no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Senior Indenture.

b)	No covenant or condition contained in the Senior Indenture has been waived by the Prior Trustee or to the best of its knowledge by the holders of the percentage in aggregate principal amount of the Securities required by the Senior Indenture to effect any suchwaiver.

c)	To the best of its knowledge there is no action, suit or proceeding pending or threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee under the Senior Indenture.

d)	The Prior Trustee has entered into a First Supplemental Indenture dated June 29, 2004 and no other supplement or amendment to the Senior Indenture or any other document executed by the Prior Trustee in connection with the Securities.

e)	As of the Effective Date, the Prior Trustee holds no moneys in any fund or account established by it as Trustee, Registrar or Paying Agent under the Senior Indenture.
11.	Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:
a)	it has power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b)	this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies.
12.	The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any actions or inaction by the Prior Trustee under the Senior Indenture.

13.	The parties hereto agree that as of the Effective Date, all references to the Prior Trustee as Trustee, Registar and Paying Agent in the Senior Indenture shall be deemed to refer to the Successor Trustee. From and after the Effective Date, all notices or payments which were required by the terms of the Senior Indenture and Securities to be given or paid to the Prior Trustee, as Trustee, Registrar and Paying Agent, shall be given or paid to: U.S. Bank Trust National Association, 425 Walnut Street Cincinnati, OH 45202.

14.	The removal, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

15.	This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

16.	This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts shall together constitute but one and the same instrument.

17.	Nothing contained in this Instrument shall in any way affect the obligations or rights of the Issuer or the Prior Trustee. This Instrument shall be binding upon and inure to the benefit of the Issuer, the Prior Trustee and the Successor Trustee and their respective successors and assigns.

18.	All fees paid to the Prior Trustee in advance but unearned for the period from and after the Effective Date shall be credited to any current fees owed the Prior Trustee with the balance, if any, remitted to the Issuer and the fees payable by the Issuer on and after the Effective Date under the Senior Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Issuer.

19.	This Instrument does not constitute a waiver or assignment by the Prior Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Senior Indenture. The Issuer acknowledges its obligations set forth in Section 6.6 of the Senior Indenture to indemnify Prior Trustee for, and to hold Prior Trustee harmless against, any loss, liability, or expense incurred without negligence or willful misconduct on the part of Prior Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Senior Indenture (which obligation shall survive the execution hereof).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers, all as of the date and year first above written.

OHIO CASUALTY CORPORATION

By:
Title:	[Issuer Authorization Title]

CITIBANK, N.A., as Prior Trustee

By:
Title:	[Prior Bank Contact Title]

U. S. BANK TRUST NATIONAL ASSOCIATION, as Successor Trustee

By:
Title:	Vice President

5